Exhibit 99.1

                  [LETTERHEAD OF MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP,
                           CERTIFIED PUBLIC ACCOUNTANTS]

                               January 24, 2003

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Rivoli BanCorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Rivoli BanCorp, Inc. and Subsidiaries as of December 31, 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Rivoli Bank & Trust as of and for each of the two years in the period ended December 31, 2001 were audited by other auditors whose report dated March 7, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rivoli BanCorp, Inc. and Subsidiaries as of December 31, 2002 and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                               /s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
Macon, Georgia



                    RIVOLI BANCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                              DECEMBER 31

                                 ASSETS
                                 ------
                                                    2002            2001
                                                    ----            ----
Cash and balances
 due from depository institutions             $   4,360,304   $   4,226,623
Interest-bearing deposits                           171,077         574,724
Federal funds sold                                2,803,000       2,861,000
Investment securities:
 Available-for-sale, at fair value               21,559,425      21,970,156
Other equity securities, at cost                    884,050         500,000
                                              -------------   -------------

Loans                                            99,238,403      85,965,384
  Allowance for loan losses                      (1,506,910)     (1,305,459)
                                              -------------   -------------
                                                 97,731,493      84,659,925
                                              -------------   -------------

Premises and equipment                            3,706,838       3,863,577
Other real estate                                   -  -            116,554
Other assets                                      1,137,557       1,181,859
                                              -------------   -------------

  Total Assets                                $ 132,353,744   $ 119,954,418
                                              =============   =============

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    -------------------------------------

Deposits
  Noninterest bearing                         $  18,681,009   $  16,275,539
  Interest-bearing                               86,043,046      83,911,278
                                              -------------   -------------
                                                104,724,055     100,186,817
                                              -------------   -------------

Borrowed money
  Demand notes to U.S. Treasury                     506,809         199,168
  Other borrowed money                           13,150,000      10,000,000
                                              -------------   -------------
                                                 13,656,809      10,199,168
                                              -------------   -------------

Other liabilities                                 1,059,115       1,068,393
                                              -------------   -------------

Guaranteed mandatorily redeemable trust
  Preferred securities of subsidiary trust        3,000,000          -  -
                                              -------------   -------------

Shareholders' Equity
  Common stock, par value $1 per share;
   Authorized 10,000,000 shares Issued
   759,163 and 754,488 shares as of
   December 31, 2002 and 2001, respectively         759,163         754,488
  Paid-in-capital                                 6,847,578       6,795,732
  Retained earnings                               1,849,376         696,365
  Accumulated other
   comprehensive income, net of tax                 457,648         253,455
                                              -------------   -------------
                                                  9,913,765       8,500,040
                                              -------------   -------------
   Total Liabilities and
    Shareholders' Equity                      $ 132,353,744   $ 119,954,418
                                              =============   =============

      The accompanying notes are an integral part of these balance sheets.



                    RIVOLI BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEARS ENDED DECEMBER 31

                                            2002          2001          2000
                                            ----          ----          ----
Interest Income
 Loans, including fees                 $  6,365,515  $  7,128,502  $  5,666,484
 Federal funds sold                          50,611       316,562       224,601
 Deposits with other banks                    8,348        29,108        -  -
 Investment securities                    1,168,649     1,087,969       902,177
 Other investments                           31,070        30,630        -  -
                                       ------------  ------------  ------------
                                          7,624,193     8,592,771     6,793,262
                                       ------------  ------------  ------------
Interest Expense
 Deposits                                 1,989,760     3,681,305     3,202,964
 Federal funds purchased                      2,868           806        11,784
 Demand notes to U.S. Treasury                4,025         5,714        -  -
 Other borrowed money                       575,398       544,632       235,202
                                       ------------  ------------  ------------
                                          2,572,051     4,232,457     3,449,950
                                       ------------  ------------  ------------
Net Interest Income                       5,052,142     4,360,314     3,343,312
  Provision for loan losses                 364,000       385,000       365,000
                                       ------------  ------------  ------------
Net interest income after
  provision for loan losses               4,688,142     3,975,314     2,978,321
                                       ------------  ------------  ------------

Noninterest Income
  Service charges on deposits               791,652       470,236       285,765
  Rental income                             271,397       257,434       183,849
  Securities gains                          137,497        20,300        -  -
  Other                                     172,445        89,269        83,457
                                       ------------  ------------  ------------
                                          1,372,991       837,239       553,071
                                       ------------  ------------  ------------

Noninterest Expenses
  Salaries and employee benefits          1,979,776     1,694,893     1,353,871
  Data processing and ATM                   456,663       369,196       359,024
  Advertising and public relations          184,831       151,297       162,443
  Depreciation and amortization             250,758       264,437       260,098
  Professional fees                         366,302       200,094       238,945
  Utilities and maintenance                 211,773       193,929       181,046
  Other                                     786,145       697,603       607,399
                                       ------------  ------------  ------------
                                          4,236,248     3,571,449     3,162,826
                                       ------------  ------------  ------------

Income before income taxes                1,824,885     1,241,104       368,557
Income taxes                                671,874       440,600        35,300
                                       ------------  ------------  ------------
Net income                             $  1,153,011  $    800,504  $    333,257
                                       ============  ============  ============

Basic earnings per share               $       1.52  $       1.06  $        .44
                                       ============  ============  ============

Diluted earnings per share             $       1.45  $       1.02  $        .42
                                       ============  ============  ============

         The accompanying notes are an integral part of these statements.



                     RIVOLI BANCORP, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                       FOR THE YEARS ENDED DECEMBER 31

                                            2002          2001          2000
                                            ----          ----          ----
Net Income                             $  1,153,011  $    800,504  $    333,257
                                       ------------  ------------  ------------

Other Comprehensive Income, Net of Tax
  Gains on securities
   arising during the year                  294,942       195,077       299,669
  Reclassification adjustment               (90,749)      (13,398)       -  -
                                       ------------  ------------  ------------

  Unrealized gains on securities            204,193       181,679       299,669
                                       ------------  ------------  ------------

Comprehensive Income                   $  1,357,204  $    982,183  $    632,926
                                       ============  ============  ============

          The accompanying notes are an integral part of these statements.



                       RIVOLI BANCORP, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                       Accumulated
                                                          Other
                                                         Compre-
                                     Paid      Retained  hensive
                        Common       -in-      Earnings  Income
              Shares    Stock       Capital    (Deficit) (Loss)      Total
              ------   ---------    -------    --------  ------      ------

Balance,
 December 31,
 1999          754,004 $  754,004 $6,789,728 $ (437,396)$(227,893) $ 6,878,443
               -------  ---------  ---------  ---------  --------   ----------

Unrealized gain
 on securities
 available for
 sale, net
 of tax of
 $165,249       -  -       -  -       -  -       -  -     299,669      299,669
Net income      -  -       -  -       -  -      333,257    -  -        333,257
Exercise of
 stock options     304        304      3,679     -  -      -  -          3,983
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 2000          754,308    754,308  6,793,407   (104,139)   71,776    7,515,352

Unrealized gain
 on securities
 available for
 sale, net
 of tax of
 $88,626        -  -       -  -       -  -       -  -     181,679      181,679
Net income      -  -       -  -       -  -      800,504    -  -        800,504
Exercise
 of stock
 options           180        900      2,325     -  -      -  -          2,505
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 2001          754,488    754,488  6,795,732    696,365   253,455    8,500,040

Unrealized gain
 on securities
 available for
 sale, net
 of tax of
 $99,282        -  -       -  -       -  -       -  -     204,193      204,193
Net income      -  -       -  -       -  -    1,153,011    -  -      1,153,011
Exercise
 of stock
 options         4,675      4,675     51,846     -  -      -  -         56,521
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 2002          759,163 $  759,163 $6,847,578 $1,849,376 $ 457,648  $ 9,913,765
               ======= ========== ========== ========== =========  ===========

        The accompanying notes are an integral part of these statements.



                      RIVOLI BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                            2002          2001          2000
                                            ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                           $  1,153,011  $    800,504  $    333,257
  Adjustments to reconcile net
  income to net cash provided by
  operating activities
      Deferred taxes                       (101,155)     (128,771)     (174,840)
      Depreciation                          250,008       264,437       226,912
      Amortization and accretion             39,702        41,783       (13,817)
      Provision for loan losses             364,000       385,000       365,000
      Securities gains                     (137,497)      (20,300)       -  -
      Loss on sale of other real estate       2,050        -  -          -  -
      Gain on sale
        of premises and equipment              (900)       -  -          -  -
      CHANGE IN
        Receivable and other assets          95,774       (76,651)     (151,415)
        Payable and other liabilities        (9,278)     (154,617)      783,230
                                       ------------  ------------  ------------
                                          1,655,715     1,111,385     1,368,327
                                       ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of investment securities
     available for sale                 (11,193,610)  (19,010,000)   (4,620,368)
   Proceeds from disposition of
     investment securities
     available for sale                  12,005,613    12,066,287     2,520,529
   Purchase of
     Federal Home Loan Bank stock          (157,500)     (250,000)     (250,000)
   Purchase of
     Federal Reserve Bank stock            (226,550)       -  -          -  -
   Loans to customers, net              (13,443,567)  (12,084,065)  (30,534,813)
   Purchase of premises and equipment       (93,269)      (93,812)     (566,086)
   Proceeds from disposal of
     premises and equipment                     900        -  -          -  -
   Other real estate                         72,902        -  -          -  -
   Interest-bearing deposits
     with other banks                       403,647      (574,724)       -  -
                                       ------------  ------------  ------------
                                        (12,631,434)  (19,946,314)  (33,450,738)
                                       ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits                   4,537,238    16,281,412    25,026,648
   Demand note to the U.S. Treasury         307,641        -  -          -  -
   Federal funds purchased                   -  -      (1,700,000)    1,700,000
   Proceeds from Federal Home
     Loan Bank notes                      5,300,000     5,000,000     5,000,000
   Repayments on Federal Home
     Loan Bank notes                     (2,150,000)       -  -          -  -
   Proceeds from issuance of
     trust preferred securities           3,000,000        -  -          -  -
   Issuance of common stock                  56,521         2,505         3,983
                                       ------------  ------------  ------------
                                         11,051,400    19,583,917    31,730,631
                                       ------------  ------------  ------------

Net increase (decrease) in cash
 and cash equivalents                        75,681       748,988      (351,780)
Cash and cash equivalents, beginning      7,087,623     6,338,635     6,690,415
                                       ------------  ------------  ------------
Cash and cash equivalents, ending      $  7,163,304  $  7,087,623  $  6,338,635
                                       ============  ============  ============

           The accompanying notes are an integral part of these statements.



                     RIVOLI BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

The formation of a one bank holding company, Rivoli BanCorp, Inc. (the Company), for Rivoli Bank & Trust was effective January 1, 2002, followed by the formation of a special purpose trust, Rivoli BanCorp Trust I on October
29, 2002. The special purpose trust was formed solely for the issuance of trust preferred securities. Accordingly, the December 31, 2002 consolidated financial statements include the accounts of Rivoli BanCorp, Inc. and its wholly-owned subsidiaries, Rivoli Bank & Trust (the Bank) of Macon, Georgia and Rivoli BanCorp Capital Trust I. With the formation of the holding company, the par value of the registrant's common stock was changed from $5 per share (for the Bank) to $1 per share (for the Company). The consolidated financial statements have been restated to reflect the change in par value. Additionally, all intercompany accounts have been eliminated during consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years' financial statements have been reclassified to conform to statement presentations selected for 2002. Such reclassifications had no effect on previously reported stockholders' equity or net income.


DESCRIPTION OF BUSINESS

The Bank provides a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. The Bank has a high concentration of real estate loans; however, these loans are well collateralized and, in management's opinion, do not pose an unacceptable level of credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Bank has a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.


ACCOUNTING POLICIES

The accounting and reporting policies of Rivoli BanCorp, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the commercial banking industry. The significant accounting policies followed by the Company and the methods of applying those policies are summarized hereafter.


INVESTMENT SECURITIES

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Company classifies its securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.


OTHER EQUITY SECURITIES

Other equity securities consist of investments in stocks of a Federal Home Loan Bank (FHLB) and a Federal Reserve Bank (FRB), required for every federally insured institution that utilizes their services. FHLB and FRB stocks are considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to these investments. The FHLB and FRB stocks are reported in the consolidated financial statements at cost. Dividend income is recognized when earned.


LOANS

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Impaired loans are recorded under SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.


ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans.
Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate.
While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.


PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

               Description        Life in Years  Depreciation Method
               -----------        -------------  -------------------
         Banking premises              7 to 39       Straight-line
         Furniture and equipment       3 to 15       Straight-line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.


INCOME TAXES

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses.
Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.


COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.


OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.


STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, noninterest-bearing amounts due from banks and federal funds sold.


CHANGES IN ACCOUNTING PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, which supersedes Accounting Principles Board
(APB) Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Reacquisition Contingencies of Purchased Enterprises. The provisions of the Statement apply to all business combinations initiated after June 30, 2001. SFAS No. 141 requires that all business combinations be accounted for by the purchase method of accounting. This method requires the accounts of an acquired business to be included with the acquirer's accounts as of the date of acquisition with any excess of purchase price over the fair value of the net assets acquired to be capitalized as goodwill or other intangibles. The Statement requires that the assets of an acquired company be recognized as assets apart from goodwill if they meet specific criteria presented in the Statement. The Statement ends the use of the pooling-of-interests method of accounting for business combinations, which required the restatement of all prior period information for the accounts of the acquired institution. As a result of the adoption of this Statement, the Company will account for any mergers and acquisitions initiated after June 30, 2001, using the purchase method.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Statement eliminates the requirement to amortize goodwill and other intangible assets that have indefinite useful lives, instead requiring that the assets be tested annually for impairment based on the specific guidance
in the Statement.   SFAS No. 142 requires a transitional impairment test of
all goodwill and other indefinite-lived intangible assets in conjunction with its initial application. The Statement required this test to be performed with any resulting impairment loss to be reported as a change in accounting principle. The implementation did not have an impact on the Company's financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement is effective beginning January 1, 2003. Management does not expect the implementation of the Statement to have a material impact on the Company's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Statement establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves significant implementation issues related to SFAS No. 121. The provisions of the Statement were adopted by the Company on January 1, 2002. The implementation did not have an impact on the Company's financial position or results of operations.

In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company will adopt the provisions of this Statement effective January 1, 2003. Management does not anticipate that the implementation of this Statement will have a material impact on the Company's financial position or results of operations.

In August 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. This Statement nullifies the guidance of the Emerging Issues Task Force (EITF) in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under EITF Issue No. 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. In SFAS No. 146, the Board acknowledges that an entity's commitment to a plan does not, by itself, create a present obligation to other parties that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. The Company will adopt the provisions of this Statement effective January 1, 2003. Management does not anticipate that the implementation of this Statement will have a materially adverse impact on the Company's financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which addresses the financial accounting and reporting for the acquisitions of all or part of a financial institution. SFAS No. 147 removes acquisitions of financial institutions, except for transactions between two or more mutual enterprises, from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 147 also amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship and credit cardholder intangible assets, and requires companies to cease amortization of unidentifiable assets associated with certain branch acquisitions. The provisions of this Statement were effective beginning October 1, 2002. The implementation of this Statement did not have an impact on the Company's financial position or results of operations.


(2)  CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

Components of cash and balances due from depository institutions are as follows as of December 31:
                                                2002          2001
                                                ----          ----
	Cash on hand and cash items           $   805,609   $   640,886
	Noninterest-bearing deposits
        with other banks                      3,554,695     3,585,737
                                            -----------   -----------
	                                      $ 4,360,304   $ 4,226,623
                                            ===========   ===========

As of December 31, 2002, the Bank had required deposits of $68,075 with the Federal Reserve.


(3)  INVESTMENT SECURITIES

Investment securities as of December 31, 2002 are summarized as follows:

                                         Gross    Gross
                          Amortized   Unrealized Unrealized
      2002                   Cost        Gains    Losses      Fair Value
      ----                -----------    -----    ------    -------------
SECURITIES AVAILABLE FOR SALE
U.S. Government Agencies
  Mortgage backed        $ 10,455,908  $240,923  $ (2,217)  $ 10,694,614
  Other                     8,685,208   411,357     -  -       9,096,565
State, county
  and municipal             1,724,903    47,149    (3,806)     1,768,246
                         ------------  --------  --------   ------------
                         $ 20,866,019  $699,429  $ (6,023)  $ 21,559,425
                         ============  ========  ========   ============

The amortized cost and fair value of investment securities as of December 31, 2002, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available for Sale
                                        ------------------------------
                                         Amortized           Fair
                                           Costs             Value
                                        -----------      -------------
	Due in one year or less           $   898 846      $   918,431
	Due after one through five years    6,645,773        7,024,562
	Due after five through ten years    1,562,967        1,589,054
      Due after ten years                 1,302,525        1,332,764
                                        -----------      -----------
                                         10,410,111       10,864,811
                                        -----------      -----------
      Mortgage backed securities         10,455,908       10,694,614
                                        -----------      -----------
                                        $20,866,019      $21,559,425
                                        ===========      ===========

Investment securities as of December 31, 2001 are summarized as follows:

                                         Gross    Gross
                          Amortized   Unrealized Unrealized
      2001                   Cost        Gains    Losses      Fair Value
      ----                -----------    -----    ------    -------------
SECURITIES AVAILABLE FOR SALE
U.S. Government Agencies
  Mortgage backed        $  6,354,049  $ 19,453  $(36,604)  $  6,336,898
  Other                    11,705,824   454,233     -  -      12,160,057
State, County,
  and Municipal             2,997,951     -  -    (54,100)     2,943,851
Corporate bond obligations    522,402     6,948     -  -         529,350
                         ------------  --------  --------   ------------
Total securities         $ 21,580,226  $480,634  $(90,704)  $ 21,970,156
                         ============  ========  ========   ============

Proceeds from sales of investments in debt securities were $6,353,176 in 2002, $2,557,188 in 2001, and $0 in 2000. Gross realized gains totaled $158,850, $20,300 and $0 in 2002, 2001 and 2000, respectively. Gross realized losses totaled $21,353, $0 and $0 in 2002, 2001 and 2000, respectively.

Investment securities having a carrying value approximating $10,019,000 and $11,100,000 as of December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes.

The composition of loans as of December 31 are:

                                                   2002            2001
                                                   ----            ----
	Loans Secured by Real Estate
	  Construction and land development     $  15,382,152   $  15,386,635
	  Mortgage                                 15,329,563      22,238,395
        Secured by nonfarm
	    nonresidential properties
	Commercial, industrial and agricultural    52,628,257      39,818,315
	Installment loans                          15,779,246       8,522,039
	Other                                         119,185          -  -
                                              -------------   -------------
	                                        $  99,238,403   $  85,965,384
                                              =============   =============

Impaired loans included in total loans above as of December 31 are summarized as follows:

                                                   2002            2001
                                                   ----            ----
	Total investment in impaired loans      $   2,338,072   $   2,792,104
	Less allowance for impaired loan losses       372,000         258,000
                                              -------------   -------------
	Net investment                          $   1,966,072   $   2,534,104
                                              =============   =============
	Average investment                      $   2,250,088   $   1,811,360
                                              =============   =============

Foregone interest on impaired and other nonperforming loans totaled $39,423 in 2002, $58,145 in 2001 and $10,518 in 2000.


(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                        2002         2001         2000
                                        ----         ----         ----
Balance, beginning                 $ 1,305,459  $   970,619  $   691,584
Provision charged
 to operating expense                  364,000      385,000      365,000
Loans charged off                     (194,597)     (85,663)     (92,836)
Loan recoveries                         32,048       35,503        6,871
                                   -----------  -----------  -----------
Balance, ending                    $ 1,506,910  $ 1,305,459  $   970,619
                                   ===========  ===========  ===========

The allowance for loan losses presented above includes an allowance for impaired loan losses. Transactions in the allowance for impaired loan losses were as follows:

                                        2002         2001         2000
                                        ----         ----         ----
Balance, beginning                 $   258,000  $   126,000  $    -  -
Provision charged
 to operating expense                  256,005      132,000      126,000
Loans charged off                     (148,205)      -  -         -  -
Loan recoveries                          6,200       -  -         -  -
                                   -----------  -----------  -----------
Balance, ending                    $   372,000  $   258,000  $   126,000
                                   ===========  ===========  ===========


(6)  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:

                                                2002          2001
                                                ----          ----
	Land                                  $   722,161   $   722,161
	Buildings                               3,029,738     3,029,738
	Furniture, equipment                      697,570       975,266
      Construction in progress                   20,894        -  -
                                            -----------   -----------
	                                        4,470,363     4,727,165
	Accumulated depreciation                 (763,525)     (863,588)
                                            -----------   -----------
	                                      $ 3,706,838   $ 3,863,577
                                            ===========   ===========

Depreciation charged to operations totaled $250,008 in 2002, $264,437 in 2001 and $226,912 in 2000. Certain bank facilities are leased under various operating leases. Rental expense was $40,686 in 2002, $36,685 in 2001 and $36,685 in 2000.

Future minimum rental commitments under noncancelable leases are:

                        Year                Amount
                     ------------           ------
                        2003             $     40,686
                        2004                   40,686
                        2005                   40,686
                        2006                   40,686
                        2007                   40,686
                     Thereafter               152,572
                                         ------------
                                         $    356,002
                                         ============


(7)  INCOME TAXES

The components of income tax expense for the years ended December 31 are as follows:

                                              2002         2001         2000
                                              ----         ----         ----
      Current federal expense             $   712,671  $   549,371  $   210,140
      Deferred federal expense               (101,155)    (128,771)    (174,840)
                                          -----------  -----------  -----------
                                              611,516      420,600       35,300

      Current state tax expense                60,358       20,000       -  -
                                          -----------  -----------  -----------
                                          $   671,874  $   440,600  $    35,300
                                          ===========  ===========  ===========

Federal income tax expense of $611,516 in 2002, $420,600 in 2001 and $35,300 in 2000 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

                                              2002         2001         2000
                                              ----         ----         ----
      Statutory federal income taxes      $   620,461  $   421,975  $   125,309
      Tax-exempt interest                     (15,821)      (3,286)      -  -
      Interest expense disallowance             3,244          657       -  -
      Change in valuation allowance            -  -         -  -        (88,847)
      Other                                     3,632        1,254       (1,162)
                                          -----------  -----------  -----------
      Actual federal income taxes         $   611,516  $   420,600  $    35,300
                                          ===========  ===========  ===========

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                              2002         2001
                                              ----         ----
    Deferred tax assets
      Allowance for loan losses           $   471,598  $   389,889
      Other real estate
        owned and repossessions                 8,500       -  -
      Organization costs                        6,980       -  -
      Other                                    30,359       -  -
                                          -----------  -----------
                                              517,437      389,889
                                          -----------  -----------

    Deferred tax liabilities
      Premises and equipment                  (30,248)      (3,855)
                                          -----------  -----------

                                              487,189      386,034
                                          -----------  -----------

    Deferred tax liability on
      unrealized securities gains            (235,758)    (136,476)
                                          -----------  -----------

    Net deferred tax asset                $   251,431  $   249,558
                                          ===========  ===========


(8)  DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                                                2002          2001
                                                ----          ----
     Interest-bearing deposits             $ 53,607,827  $ 50,623,881
     Savings                                  1,807,539     1,115,652
     Time, $100,000 and over                 11,836,779    12,740,868
     Other time                              18,790,901    19,430,877
                                           ------------  ------------
                                           $ 86,043,046  $ 83,911,278
                                           ============  ============

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $35,653 and $53,064 as of December 31, 2002 and 2001, respectively.

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $11,223,000 and $4,854,000 on December 31, 2002 and 2001, respectively.

As of December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

                        Yeaer               Amount
                     ------------           ------
                        2003             $ 23,003,279
                        2004                2,849,125
                        2005                1,385,849
                        2006                2,045,861
                        2007                1,343,566
                                         ------------
                                         $ 30,627,680
                                         ============

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2002 and 2001, the Company had $4,144,000 and $0, respectively, in brokered deposits. The brokered deposits were issued at a weighted average rate of 4.63 percent and mature at various times through 2003.


(9)  OTHER BORROWED MONEY

Other borrowed money is comprised of the following as of December 31:

                                                       2002         2001
                                                      -----         ----
Advances under the Blanket Agreement
for Advances and Security Agreement with
the Federal Home Loan Bank (FHLB) have
maturities in varying amounts through
January 13, 2011 and interest rates ranging
from 1.21 percent to 5.92 percent.  U.S.
Agency securities are pledged as collateral
for the FHLB advances.  At December 31, 2002,
the Company had a credit availability totaling
$53,175,578.  Lending collateral value was
$15,354,123 of which $2,204,123 was available.     $13,150,000   $10,000,000
                                                   ===========   ===========

Maturities of borrowed money for each of the next five years and thereafter are as follows:

                        Yeaer               Amount
                     ------------           ------
                        2003             $  1,000,000
                        2004                   -  -
                        2005                   -  -
                        2006                   -  -
                        2007                2,150,000
                      Thereafter           10,000,000
                                         ------------
                                         $ 13,150,000
                                         ============


(10)  ISSUANCE OF TRUST PREFERRED SECURITIES

During the fourth quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $3,000,000 in Trust Preferred Securities through a pool sponsored by Wells Fargo Bank. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2002, the floating-rate securities had a 5.27 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.45 percent. The Trust Preferred Securities are recorded as a liability on the balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The majority of the proceeds from the offering were invested in the Bank to support lending and other operations.


(11)  401(K) SAVINGS AND PROFIT SHARING PLAN

The Bank sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year and 1,000 hours of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $62,091 in 2002, $30,882 in 2001 and $0 in 2000.


(12)  COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $135,000 as of December 31, 2002 and $201,000 as of December 31, 2001. Unfulfilled loan commitments as of December 31, 2002 and 2001 approximated $25,116,000 and $14,200,000, respectively. No losses are anticipated as a result of commitments and contingencies.


(13)  STOCK OPTION PLANS

During 1996, 78,540 options were granted to the board of directors of Rivoli Bank & Trust at the price of $12.09, and 10,200 options were granted to an executive of the Bank at a price of $9.80. The options vested immediately.

During 1998, the board of directors of the Company adopted a qualified and nonqualified incentive stock option plan which together authorizes 153,000 options to be granted to certain directors, officers and key employees. Each option, when surrendered with a certain cash consideration, will be converted into one share of the Company's common stock. During 1998, 15,198 options were granted at a price of $12.09, vesting over a five-year period. During 1999, 13,800 options were granted at a price of $15.16, vesting over a five-year period. During 2000, 19,350 options were granted at a price of $20.00, vesting over a five-year period. Additionally, 6,500 options were granted at a price of $17.00 with 3,000 vesting over a five-year period and 3,500 vesting immediately. During 2001, 7,200 options were granted at a price of $17.00, vesting over a five-year period. No options were granted during 2002. All unexercised options expire at the end of the tenth year.

A summary of option transactions follows:
                                                          Shares
                                                          ------
         Granted                                          152,288
         Canceled                                          18,041
         Exercised                                          5,159
                                                          -------
         Outstanding, December 31, 2002                   129,088
                                                          =======
         Eligible to be Exercised, December 31, 2002      112,597
                                                          =======


(14) INTEREST INCOME AND EXPENSE

Interest income of $57,845, $19,781 and $0 from state, county and municipal bonds was exempt from regular income taxes in 2002, 2001 and 2000, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $246,563, $424,412, and $275,570 for the years ended December 31, 2002, 2001 and 2000, respectively.


(15) SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for the following were made during the years ended December 31:

                                           2002        2001        2000
                                           ----        ----        ----
      Interest Expense                  $2,778,032  $4,161,777  $3,070,476
                                        ==========  ==========  ==========

      Income Taxes                      $  678,746  $  542,163  $  108,475
                                        ==========  ==========  ==========

Noncash investing activities for the years ended December 31 are as follows:

                                           2002        2001        2000
                                           ----        ----        ----
     Acquisitions of Real Estate
     Through Foreclosure                  $8,000     $116,554     $  -
                                          ======     ========     ======


(16) EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution that would occur if options were exercised and converted into common stock. The following presents earnings per share for the years ended December 31, 2002, 2001 and 2000 under the requirements of Statement 128:
                                                          Common
                                             Income       Shares
December 31, 2002                           Numerator   Denominator    EPS
-----------------                           ---------   -----------   -----
Basic EPS
  Income Available to Common Stockholders   $1,153,011     758,318    $1.52
                                            ==========                =====
Dilutive Effect of Potential Common Stock
  Stock Options                                             36,577
                                                            ------
Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $1,153,011     794,895    $1.45
                                            ==========     =======    =====

December 31, 2001
-----------------
Basic EPS
  Income Available to Common Stockholders   $  800,504     754,488    $1.06
                                            ==========                =====
Dilutive Effect of Potential Common Stock
  Stock Options                                             31,329
                                                            ------
Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $  800,504     785,817    $1.02
                                            ==========     =======    =====

December 31, 2000
-----------------
Basic EPS
  Income Available to Common Stockholders   $  333,257     754,080    $0.44
                                            ==========                =====
Dilutive Effect of Potential Common Stock
  Stock Options                                             30,162
                                                            ------
Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $  333,257     784,242    $0.42
                                            ==========     =======    =====

In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Rivoli BanCorp, Inc. continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expense were determined on the basis of Statement 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

                                               2002         2001

     NET INCOME

       As Reported                          $1,153,011   $  800,504
                                            ==========   ==========

       Proforma                             $1,127,574   $  754,342
                                            ==========   ==========

     BASIC EARNINGS PER SHARE

       As Reported                          $     1.52   $     1.06
                                            ==========   ==========

       Proforma                             $     1.49   $     1.00
                                            ==========   ==========

     DILUTED EARNINGS PER SHARE

       As Reported                          $     1.45   $     1.02
                                            ==========   ==========

       Proforma                             $     1.42   $      .96
                                            ==========   ==========

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

       Year Granted                       2001     2000     1999     1998
                                          ----     ----     ----     ----
  Expected Annual Dividends
    (As Percent of Stock Price)           0.00%    0.00%    0.00%    0.00%
  Discount Rate-Bond Equivalent Yield     4.25%    5.44%    6.48%    6.48%
  Expected Life                           5 yrs    5 yrs    5 yrs    5 yrs
  Expected Cumulative Volatility         15.79%   16.04%   15.09%    0.10%


(17) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $753,911 as of December 31, 2002 and $769,921 as of December 31, 2001. All
such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

                                                  2002       2001
                                                  ----       ----
     Balance, Beginning                         $769,921   $670,760
     New Loans                                    22,704    151,544
     Repayments                                  (38,714)   (52,383)
                                                --------   --------
     Balance, Ending                            $753,911   $769,921
                                                ========   ========

Deposits from related parties held by the Company at December 31, 2002 and 2001 approximated $4,198,500 and $2,492,400, respectively.


(18) FINANCIAL INFORMATION OF RIVOLI BANCORP, INC. (PARENT ONLY)

Rivoli BanCorp, Inc. (the parent company) was formed as a bank holding company for Rivoli Bank & Trust in January 2002. The parent company's balance sheet as of December 31, 2002 and the related statements of income and comprehensive income and cash flows for the year then ended are as follows:

                     RIVOLI BANCORP, INC. (PARENT ONLY)
                              BALANCE SHEET
                            DECEMBER 31, 2002

                                 ASSETS

      Cash                                              $    913,603
      Investment in Subsidiaries, at Equity               12,001,841
      Income Tax Benefit                                       6,980
      Trust Preferred Placement Fee, Net                      89,250
      Prepaid Income Taxes                                    22,759
                                                         -----------
      Total Assets                                       $13,034,433
                                                         ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

      Liabilities
        Interest Payable                                 $    27,668
                                                         -----------

      Subordinated Debt                                    3,093,000
                                                         -----------

      Stockholders' Equity
       Common Stock, Par Value $1 per Share;
         Authorized 10,000,000 Shares, 759,163
         Issued and Outstanding                              759,163
       Paid-In Capital                                     6,847,578
       Retained Earnings                                   1,849,376
       Accumulated Other Comprehensive
         Income, Net of Tax                                  457,648
                                                         -----------
      Total Stockholders' Equity                           9,913,765
                                                         -----------
      Total Liabilities and Stockholders' Equity         $13,034,433
                                                         ===========


                      RIVOLI BANCORP, INC. (PARENT ONLY)
                STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 2002


      Income                                             $    -  -
                                                         -----------
      Expense
        Professional Fees                                     52,798
        Interest                                              27,668
        Other                                                    870
                                                         -----------
                                                              81,336
                                                         -----------
      Loss Before Tax Benefit and Equity
        in Undistributed Earnings of Subsidiaries            (81,336)
      Income Tax Benefit                                      29,926
                                                         -----------
      Loss Before Equity in Undistributed
        Earnings of Subsidiaries                             (51,410)

          Equity in Undistributed
            Earnings of Subsidiaries                       1,204,421
                                                         -----------
      Net Income                                           1,153,011
                                                         -----------
      Other Comprehensive Income, Net of Tax
        Gains on Securities
          Arising During the Year                            294,942
        Reclassification Adjustment                          (90,749)
                                                         -----------
        Unrealized Gains on Securities                       204,193
                                                         -----------
      Comprehensive Income                                $1,357,204
                                                         ===========


                       RIVOLI BANCORP, INC. (PARENT ONLY)
                          STATEMENT OF CASH FLOWS
                      FOR THE YEARS ENDED DECEMBER 31, 2002


      CASH FLOWS FROM OPERATING ACTIVITIES
        Net Income                                        $1,153,011

        Adjustments to Reconcile Net Income to Net
          Cash Used by Operating Activities
            Amortization                                         750
            Deferred Taxes                                    (6,980)
            Equity in Undistributed Earnings
              of Subsidiaries                             (1,204,421)
            Other                                            (85,278)
                                                          ----------
                                                            (142,918)
                                                          ----------
      CASH FLOWS FROM INVESTING ACTIVITIES
        Capital Infusion in Subsidiaries                  (2,000,000)
        Investment in Statutory Trust                        (93,000)
                                                          ----------
                                                          (2,093,000)
                                                          ----------
      CASH FLOWS FROM FINANCING ACTIVITIES
        Issuance of Common Stock                              56,521
        Subordinated Debt                                  3,093,000
                                                          ----------
                                                           3,149,521
                                                          ----------
      Net Increase in Cash                                   913,603
      Cash, Beginning                                         -  -
                                                          ----------
      Cash, Ending                                        $  913,603
                                                          ==========


(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, interest-bearing deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

STANDBY LETTERS OF CREDIT - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                           2002                   2001
                                    -------------------    -------------------
                                    Carrying  Estimated    Carrying  Estimated
                                     Amount  Fair Value     Amount  Fair Value
                                    -------- ----------    -------- ----------
ASSETS
  Cash and
    short-term investments         $   7,334  $   7,334   $   7,662  $   7,662
  Investment securities
    available-for-sale                21,559     21,559      21,970     21,970
  Other equity securities                884        884         500        500
  Loans                               97,731    101,255      84,660     84,906

LIABILITIES
  Deposits                           104,724    105,466     100,187    100,205
  Borrowed money                      13,657     17,521      10,000     10,143
  Trust preferred securities           3,000      3,000      -  -       -  -

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby letters of credit           -  -          135      -  -          201
  Unfulfilled loan commitments        -  -       25,116      -  -       14,200

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(20) REGULATORY CAPITAL MATTERS

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2002, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                              To Be Well
                                                             Capitalized
                                                             Under Prompt
                                              For Capital    Corrective
                                               Adequacy        Action
                                  Actual       Purposes      Provisions
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
                              ------  -----  ------  -----  ------  -----

                                             (in thousands)

AS OF DECEMBER 31, 2001

Total capital
 to risk-weighted assets     $13,855  12.39% $10,588 >= 8%  $13,235 >= 10%

Tier 1 capital
 to risk-weighted assets     $ 9,456   8.46% $ 5,294 >= 4%  $ 7,941 >= 6%

Tier 1 capital
 to average assets           $ 9,456   7.64% $ 4,957 >= 4%  $ 6,196 >= 5%


AS OF DECEMBER 31, 2001

Total capital
 to risk-weighted assets     $ 9,181  10.18%  $7,213 >= 8%  $ 9,016 >= 10%

Tier 1 capital
 to risk-weighted assets     $ 8,054   8.93%  $3,606 >= 4%  $ 5,410 >= 6%

Tier 1 capital
 to average assets           $ 8,054   6.71%  $4,800 >= 4%  $ 6,000 >= 5%